Exhibit 99.1

U.S. Physical Therapy Reports First Quarter 2015 Results

Company Declares $.15 Per Share Quarterly Dividend

HOUSTON--(BUSINESS WIRE)--May 7, 2015--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the first quarter ended March 31, 2015.

U.S. Physical Therapy’s net income attributable to common shareholders prior to revaluation of redeemable non-controlling interests, net of tax (“operating results”) was $4.2 million for the first quarter of 2015 and for the first quarter of 2014. Diluted earnings per share from operating results were $.34 in the recent quarter as compared to $.35 in the comparable 2014 period. As noted in the Company’s press release on March 5, the unusually severe winter weather prevalent in many parts of the country during the first quarter adversely impacted operations. Management estimates that more than 20,000 patient visits were cancelled with an earnings impact of $.07 to $.09 per share.

First Quarter 2015 Compared to First Quarter 2014

  Net revenues increased 10.7% from $69.8 million in the first quarter of 2014 to $77.2 million in the first quarter of 2015, due to an increase in total patient visits of 10.7% from 643,900 to 712,900 and a slight increase in the average net revenue per visit to $106.34 from $106.23. Net revenues from new clinics opened or acquired in the past 12 months was $6.2 million.
  Total clinic operating costs were $60.4 million, or 78.2% of net revenues, in the first quarter of 2015, as compared to $53.1 million, or 76.1% of net revenues, in the 2014 period. The increase was primarily attributable to $5.5 million in operating costs of new clinics opened or acquired in the past 12 months. Total clinic salaries and related costs, including those from new clinics, were 55.7% of net revenues in the recent quarter versus 54.4% in the 2014 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 21.1% for the recent quarter versus 20.4% in the 2014 period. The provision for doubtful accounts as a percentage of net revenues was 1.3% for the 2015 period and 1.4% in the 2014 period.
  The gross margin for the first quarter of 2015 was $16.8 million or 21.8%, as compared to $16.6 million or 23.9% for the 2014 quarter.
  Corporate office costs were $7.7 million in the first quarter of 2015 compared to $7.1 million in the 2014 first quarter. Corporate office costs were 9.9% of net revenues for the 2015 quarter compared to 10.2% of net revenues for the 2014 quarter.
  Operating income for the recent quarter was $9.2 million compared to $9.5 million in the 2014 first quarter.
  Interest expense was $0.3 million in the first quarter of 2015 and 2014.
  The provision for income taxes for the 2015 period was $2.8 million and for the 2014 period $2.9 million. The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interest was 40.0% in the 2015 first quarter and 41.0% in the 2014 first quarter.
  Net income attributable to non-controlling interests was $2.0 million in the recent quarter as compared to $2.1 million in the year earlier period.
  Operating results attributable to common shareholders for the three months ended March 31, 2015 and 2014 was consistent at $4.2 million for each period. Diluted earnings per share from operating results were $0.34 for the 2015 period and $0.35 for the 2014 period.
  Same store visits increased 3.8% for de novo and acquired clinics open for one year or more and same store revenue increased 4.2% as the average net rate per visit increased by $.40.

Chris Reading, Chief Executive Officer, said, “This was undoubtedly a difficult quarter from a weather perspective yet there were a number of bright spots including solid same store visit growth, strong referral volume and a couple of acquisitions closed in the early part of this year. I continue to have great confidence in our team and in our collective ability to execute on our plan for 2015.”

Larry McAfee, Chief Financial Officer, noted, “By mid-March, after the winter storms subsided, the Company’s average daily patient visits rose significantly such that we ended the first quarter at a solid run rate. Absent the severe weather, patient visits in the first quarter would have been higher as same store patient referrals increased a strong 4.6%.”

U.S. Physical Therapy Declares Quarterly Dividend

The second quarterly dividend of 2015 for $.15 per share will be paid on June 5 to shareholders of record as of May 18.

First Quarter 2015 Conference Call

U.S. Physical Therapy's Management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, May 7, 2015 to discuss the Company’s Quarter Ended March 31, 2015 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and entering reservation number 22675485 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until July 7, 2015.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934, as amended. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we expect. Included among such statements may be those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes as the result of government enacted national healthcare reform;
  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  business and regulatory conditions including federal and state regulations;
  governmental and other third party payor investigations and audits;
  compliance with federal and state laws and regulations relating to the privacy of individually identifiable patient information, and associated fines and penalties for failure to comply;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  transition to ICD-10 coding system;
  revenue and earnings expectations;
  general economic conditions;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain operations and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  acquisitions, purchase of non-controlling interests (minority interests) and the successful integration of the operations of the acquired businesses;
  maintaining adequate internal controls;
  availability, terms, and use of capital; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer applicable.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 497 outpatient physical and occupational therapy clinics in 42 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 17 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF NET INCOME (IN THOUSANDS, EXCEPT PER SHARE DATA) (unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Net patient revenues	$75,807	$68,397
Other revenues	1,434	1,370
Net revenues	77,241	69,767
Clinic operating costs:
Salaries and related costs	43,052	37,942
Rent, clinic supplies, contract labor and other	16,325	14,216
Provision for doubtful accounts	990	950
Closure costs	32	13
Total clinic operating costs	60,399	53,121
Gross margin	16,842	16,646
Corporate office costs	7,657	7,132
Operating income	9,185	9,514
Interest and other income, net	8	1
Interest expense	(265)	(253)
Income before taxes	8,928	9,262
Provision for income taxes	2,777	2,939
Net income including non-controlling interests	6,151	6,323
Less: net income attributable to non-controlling interests	(1,985)	(2,095)
Net income attributable to common shareholders	$4,166	$4,228
Basic earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.34	$0.35
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	(0.08)
Basic	$0.34	$0.27

Diluted earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.34	$0.35
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	(0.08)
Diluted	$0.34	$0.27
Shares used in computation:
Basic	12,313	12,129
Diluted	12,313	12,144

Dividends declared per common share	$0.15	$0.12

U.S. PHYSICAL THERAPY, INC AND SUBSIDIARIES CONSOLIDATED EARNINGS PER SHARE (IN THOUSANDS, EXCEPT PER SHARE DATA) (unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
Earnings attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$4,166	$4,228
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	(967)
	$4,166	$3,261
Basic earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.34	$0.35
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	(0.08)
	$0.34	$0.27
Diluted earnings per share attributable to common shareholders:
From operations prior to revaluation of redeemable non-controlling interests, net of tax	$0.34	$0.35
Charges to additional paid-in-capital - revaluation of redeemable non-controlling interests, net of tax	-	(0.08)
	$0.34	$0.27
Shares used in computation:
Basic earnings per share - weighted-average shares	12,313	12,129
Effect of dilutive securities - stock options	-	15
Denominator for diluted earnings per share - adjusted weighted-average shares	12,313	12,144

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (IN THOUSANDS, EXCEPT SHARE DATA)

	March 31, 2015	December 31, 2014
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$14,557	$14,271
Patient accounts receivable, less allowance for doubtful accounts of $1,633 and $1,669, respectively	34,673	32,891
Accounts receivable - other, less allowance for doubtful accounts of $198 and $198, respectively	1,378	1,503
Other current assets	5,291	6,186
Total current assets	55,899	54,851
Fixed assets:
Furniture and equipment	42,542	42,003
Leasehold improvements	23,565	22,806
	66,107	64,809
Less accumulated depreciation and amortization	50,212	49,045
	15,895	15,764
Goodwill	159,176	147,914
Other intangible assets, net	24,537	24,907
Other assets	1,916	1,115
	$257,423	$244,551

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable - trade	$2,292	$1,782
Accrued expenses	18,178	22,839
Current portion of notes payable	932	883
Total current liabilities	21,402	25,504
Notes payable	483	234
Revolving line of credit	41,500	34,500
Deferred rent	984	991
Other long-term liabilities	9,480	8,732
Total liabilities	73,849	69,961
Commitments and contingencies
Redeemable non-controlling interests	7,373	7,376
Shareholders' equity:
U.S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized, 14,613,374 and 14,487,346 shares issued, respectively	145	145
Additional paid-in capital	45,080	43,577
Retained earnings	136,491	134,186
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U.S. Physical Therapy, Inc. shareholders' equity	150,088	146,280
Non-controlling interests	26,113	20,934
Total equity	176,201	167,214
	$257,423	$244,551

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (IN THOUSANDS, EXCEPT PER SHARE DATA) (unaudited)

	Three Months Ended
	March 31, 2015	March 31, 2014
OPERATING ACTIVITIES
Net income including non-controlling interests	$6,151	$6,323
Adjustments to reconcile net income including non-controlling interests to net cash provided by operating activities:
Depreciation and amortization	1,807	1,387
Provision for doubtful accounts	991	950
Equity-based awards compensation expense	990	735
Loss on sale of business and sale or abandonment of assets, net	17	19
Excess tax benefit from shared-based compensation	(271)	(126)
Deferred income tax	565	1,580
Write-off of goodwill - closed clinic	34	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(2,185)	(3,002)
Decrease in accounts receivable - other	125	146
Decrease in other assets	106	735
(Decrease) in accounts payable and accrued expenses	(5,976)	(5,241)
Increase in other Long term liabilities	665	184
Net cash provided by operating activities	3,019	3,690
INVESTING ACTIVITIES
Purchase of fixed assets	(1,419)	(849)
Purchase of businesses, net of cash acquired	(6,445)	(125)
Acquisitions of non-controlling interests	(359)	(2,833)
Proceeds on sale of business and fixed assets, net	8	16
Net cash used in investing activities	(8,215)	(3,791)
FINANCING ACTIVITIES
Distributions to non-controlling interests (including redeemable non-controlling interests)	(1,589)	(1,413)
Proceeds from revolving line of credit	34,000	29,000
Payments on revolving line of credit	(27,000)	(23,500)
Payment of notes payable	(200)	(250)
Tax benefit from share-based compensation	271	126
Other	-	1
Net cash provided by financing activities	5,482	3,964
Net increase in cash and cash equivalents	286	3,863
Cash and cash equivalents - beginning of period	14,271	12,898
Cash - end of period	$14,557	$16,761
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$1,275	$242
Interest	$235	$345
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$500	$-
Revaluation of redeemable non-controlling interests	$-	$1,639

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES RECAP OF CLINIC COUNT

Number
of
Date	Clinics

March 31, 2014	472
June 30, 2014	486
September 30, 2014	489
December 31, 2014	489

March 31, 2015	494

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
Westwicke Partners
Bob East, (443) 213-0502